Exhibit 99.1

Trex Company Reports Second Quarter 2020 Results

― Continued Broad-Based Demand for Trex Residential Decking and Railing Products ―

― Substantial Operating Leverage Driven by Expanded Gross Margin and Lower SG&A ―

― Double-Digit Year-over-Year Sales Growth Expected for Third Quarter ―

― Company Announces 2-for-1 Stock Split Effective September 14, 2020 ―

Second Quarter Highlights

  Consolidated net sales increased 7% to $221 million
  Consolidated gross margin of 41.9%, up 150 basis points
  EBITDA margin of 30.6%, up 580 basis points
  Consolidated earnings per diluted share of $0.81, up 33%

WINCHESTER, Va.--(BUSINESS WIRE)--August 3, 2020--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of composite decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered commercial railing systems, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Results

Consolidated net sales for the second quarter of 2020 were $221 million, 7% ahead of the comparable period in 2019. Trex Residential Products sales increased 8% year-over-year to $209 million, with Trex Commercial Products contributing $12 million. Consolidated gross margin expanded by 150 basis points to 41.9%, representing gross margins of 42.5% and 30.7% for Trex Residential Products and Trex Commercial Products, respectively. SG&A was $29 million, or 13.2% of sales, compared to 17.3% of sales in the year ago quarter. EBITDA increased 32% to $67.5 million, and EBITDA margin expanded to 30.6% from 24.8% in the second quarter of 2019.

Net income for the second quarter of 2020 was $47 million, or $0.81 per diluted share, 32% and 33% respectively, ahead of the $36 million, or $0.61 per diluted share, reported in last year’s second quarter.

“Before commenting on our results, we want to recognize the tremendous efforts of the Trex team in ensuring that we were able to remain fully operational in a safe and effective manner and drive high single-digit sales growth during these challenging times. Our team demonstrated exceptional resilience, and we thank them for their hard work and dedication. We would also like to thank our channel partners, who worked tirelessly to serve their customers and keep their employees safe, and whose extraordinary efforts contributed to our success.

“Strong second quarter results demonstrated continued broad-based demand for Trex decking and railing products reinforcing our leadership position in outdoor living. Trex Enhance® Basics and Naturals decking has significantly expanded the size of our addressable market and has accelerated our ability to take share from wood, while Trex Transcend® and Trex Select® decking continued to gain market share.

“Our gross margin performance reflected improvements in both Trex Residential and Trex Commercial. The 80-basis point expansion in Trex Residential gross margin was primarily due to improved throughput and reduced material costs in our Enhance product line, partially offset by startup costs for the new capacity in Nevada. Trex Commercial gross margin reflected quarter-specific project mix, as well as improvements in overall execution and manufacturing cost savings.

“Production efficiencies, stable raw material costs and disciplined SG&A spending drove strong operating leverage in the quarter, resulting in a 580 basis-point expansion in EBITDA margin and 33% growth in earnings per share in the second quarter,” noted Bryan Fairbanks, President and Chief Executive Officer.

First Half 2020 Results

Net sales for the first half of 2020 were $421 million, 9% above the $386 million reported for the comparable period in 2019. Trex Residential Products sales were up 10% to $396 million, with Trex Commercial Products contributing an additional $25 million. First half 2020 consolidated gross margin was 43.3%, compared to 39.6% in 2019. Trex Residential Products gross margin was 44%, compared to 41% in the first half of 2019. Trex Commercial Products gross margin expanded to 32.3% from 21%. SG&A was $64 million, or 15.1% of net sales, compared to $66 million, or 17.1% of net sales, in the first half of 2019. EBITDA increased 34.9% to $126 million, and EBITDA margin expanded 570 basis points year-over-year to 30%.

Net income was $90 million, or $1.54 per diluted share, for the first half of 2020, compared to net income of $67 million, or $1.14 per diluted share, for the first half of 2019.

Recent Recognitions

  For the 13th consecutive year, Trex was ranked No. 1 by trade professionals for “brand familiarity,” “brand used in the past two years,” “brand quality,” and “brand used most” in the Builder Magazine Brand Use Study.
  In an unprecedented 10-year streak, Green Builder Media Readers’ Choice Awards named Trex as the “greenest” decking brand. Trex is the only composite decking manufacturer to have held this title since the program’s inception in 2009.
  In addition, Trex brand received the best Brand Index score for the decking category – a new addition to the Green Builder program for 2020.

Summary and Outlook

“First half results give us confidence that 2020 will be another year of strong growth for Trex. Additionally, market leadership, brand recognition and strong channel partnerships have enabled Trex to gain share from the large wood market as consumers increasingly recognize the benefits of Trex composite products. This gain has accelerated with the launch of Enhance decking products that have narrowed the price gap between composites and wood.

“Our $200 million capital expansion program is progressing on schedule and will enable us to meet continued demand growth. We started three new production lines in our Nevada facility late in the second quarter and will continue to deploy our strong operating cash flow to build out our new Virginia facility, which is scheduled to start coming online early in the first quarter of 2021.

“For the third quarter of 2020, we expect consolidated net sales of approximately $215 million to $225 million, representing 13% year-over-year growth at the midpoint. With improved clarity in the market, we are again able to provide full year financial guidance. We expect full year 2020 incremental gross margin to be 45% to 50% inclusive of additional COVID-19 related expenses, full year SG&A as a percentage of sales to improve by 80 to 100 basis points compared to the prior year, a full year tax rate of approximately 25% and full year capital spending of $150 million to $170 million.

“Reflecting our continued positive outlook, the Trex Board of Directors has approved a 2-for-1 stock split of the Company’s common shares. The stock split will be in the form of a stock dividend to be distributed on September 14, 2020 to shareholders of record at the close of business on August 19, 2020,” Mr. Fairbanks concluded.

Second Quarter 2020 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2020 results and other corporate matters on Monday, August 3, 2020 at 5:00 p.m. EDT. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q20 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; and material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, to assess performance. We consider EBITDA to be an important supplemental indicator of our core operating performance because it eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, and is not meant to be considered superior to or a substitute for our GAAP results. Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$ 47,218	$ 35,710	$89,620	$67,265
Interest income, net	(71)	(1)	(593)	(57)
Income tax expense	16,249	12,030	29,504	19,730
Depreciation and amortization	4,063	3,399	7,915	6,793
EBITDA	$ 67,459	$ 51,138	$126,446	$93,731
Net income as a percentage of net sales	21.4%	17.3%	21.3%	17.4%
EBITDA as a percentage of net sales (EBITDA margin)	30.6%	24.8%	30.0%	24.3%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance wood-alternative decking and railing with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Net sales	$220,648	$206,453	$421,043	$386,024

Cost of sales	128,243	123,009	238,941	233,214

Gross profit	92,405	83,444	182,102	152,810

Selling, general and administrative expenses	29,009	35,705	63,571	65,872

Income from operations	63,396	47,739	118,531	86,938

Interest income, net	(71)	(1)	(593)	(57)

Income before income taxes	63,467	47,740	119,124	86,995

Provision for income taxes	16,249	12,030	29,504	19,730

Net income	$47,218	$35,710	$89,620	$67,265

Basic earnings per common share	$0.82	$0.61	$1.55	$1.15

Basic weighted average common shares outstanding	57,866,967	58,486,192	57,998,247	58,514,676

Diluted earnings per common share	$0.81	$0.61	$1.54	$1.14

Diluted weighted average common shares outstanding	58,030,994	58,687,540	58,177,357	58,758,201

Comprehensive income	$47,218	$35,710	$89,620	$67,265

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2020	December 31, 2019

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$12,237	$148,833
Accounts receivable, net	249,682	78,462
Inventories	49,649	56,106
Prepaid expenses and other assets	19,516	19,803
Total current assets	331,084	303,204
Property, plant and equipment, net	224,909	171,300
Goodwill and other intangible assets, net	73,875	74,084
Operating lease assets	36,926	40,049
Other assets	4,196	3,602
Total assets	$670,990	$592,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$28,135	$15,227
Accrued expenses and other liabilities	78,456	58,265
Accrued warranty	5,178	5,178
Total current liabilities	111,769	78,670

Operating lease liabilities	30,776	34,242
Deferred income taxes	9,831	9,831
Non-current accrued warranty	18,951	20,317
Other long-term liabilities	2	4
Total liabilities	171,329	143,064

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 70,266,754 and 70,187,463 shares issued and 57,878,003 and 58,240,721 shares outstanding at June 30, 2020 and December 31, 2019, respectively	703	702
Additional paid-in capital	123,933	123,996
Retained earnings	651,300	561,680
Treasury stock, at cost, 12,388,751 and 11,946,742 shares at June 30, 2020 and December 31, 2019, respectively	(276,275)	(237,203)
Total stockholders’ equity	499,661	449,175
Total liabilities and stockholders’ equity	$670,990	$592,239

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2020	2019
	(unaudited)
Operating Activities
Net income	$89,620	$67,265
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	7,915	6,792
Stock-based compensation	4,303	4,918
(Gain) loss on disposal of property, plant and equipment	(134)	10
Other non-cash adjustments	(233)	(308)
Changes in operating assets and liabilities:
Accounts receivable	(171,220)	(26,746)
Inventories	6,457	14,882
Prepaid expenses and other assets	(2,335)	210
Accounts payable	12,195	(3,777)
Accrued expenses and other liabilities	(591)	(16,548)
Income taxes receivable/payable	21,691	(3,640)

Net cash (used in) provided by operating activities	(32,332)	43,058

Investing Activities
Expenditures for property, plant and equipment	(62,613)	(19,061)
Proceeds from sales of property, plant and equipment	2,146	-

Net cash used in investing activities	(60,467)	(19,061)

Financing Activities
Borrowings under line of credit	173,000	89,500
Principal payments under line of credit	(173,000)	(89,500)
Repurchases of common stock	(44,124)	(24,172)
Financing costs	(361)	-
Proceeds from employee stock purchase and option plans	688	560

Net cash used in financing activities	(43,797)	(23,612)

Net (decrease) increase in cash and cash equivalents	(136,596)	385
Cash and cash equivalents at beginning of period	148,833	105,699

Cash and cash equivalents at end of period	$12,237	$106,084

Contacts

Dennis C. Schemm
Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800